Exhibit 10.1

2006 Qwest Management Bonus Plan Summary

Purpose

Qwest Communications International Inc.’s compensation philosophy is to pay for performance.  The purpose of this bonus plan is to tie a portion of each participant’s compensation to corporate goals and individual achievements.

Eligibility

Except as set forth below, all Qwest management employees in non-sales-commissioned positions who are on the payroll during 2006 and who remain on the payroll until the “close date”, two weeks prior to the bonus pay out date,  are eligible to participate in the 2006 Qwest Management Bonus Plan.  If a 2006 bonus is paid, the bonus payout is expected to occur during the first quarter of 2007.

Employees are ineligible for a bonus if their employment terminates, either voluntarily or involuntarily, prior to the bonus program close date; if they are on other incentive plans (e.g., sales compensation plans); if they are rated “Unacceptable” by their supervisor or, in the discretion of the supervisor, their performance and/or behavior does not warrant a payout. In addition, occupational employees, interns, contract employees and temporary employees are ineligible for a bonus.

Bonus Target Percentages

The target percentage used to calculate the bonus is expressed as a percentage of base salary. The target percentage varies based on an employee’s job responsibility and impact on the business.

Bonus Calculation

The bonus payment is based on three measures: Corporate Performance, Business Unit Performance, and Individual Performance.

Employees in finance, legal, human resources, public policy, federal relations, product and marketing, and corporate communications will be measured on Corporate Performance.   Employees in business, mass markets, wholesale, network and IT will be measured 60 percent on Corporate Performance and 40 percent on their business unit performance. Performance will be scored between 0% -150% for each of the performance measures described below.

1)             Corporate Performance

Corporate Performance is determined by the weighted average of revenue (25 percent), net income (25 percent), cash flow (30 percent) and imperatives (20 percent). Performance targets for each measure will be established at the beginning of 2006 and approved by the Board of Directors.

2)             Business Unit Performance

a.               Revenue Generating Business Units Performance

Revenue Generating Business Units Performance is determined by the weighted average of each business unit’s revenue (50 percent), operating results (30 percent), and imperatives (20 percent).  Performance targets for each measure will be established at the beginning of 2006 and approved by the Board of Directors.

b.               Network and Information Technologies Performance

Network and IT Performance is determined by the weighted average of capital expenditures (40 percent), operating results (40 percent), and imperatives (20 percent).  Performance targets for each measure will be established at the beginning of 2006 and approved by the Board of Directors.

Qwest reserves the right to amend or cancel this plan either retroactively or prospectively or otherwise make adjustments that it may deem necessary or appropriate in its sole discretion.

3)             Individual Performance:

Individual Performance is determined in an evaluation by the supervising manager of overall employee performance compared to established performance objectives and behaviors exhibited by the employee compared to Qwest’s brand attributes and values.

Individual bonus awards will be computed by multiplying the weighted result of the Corporate and Business Unit Performance scores by Individual Performance score.

Each of the above performance targets may be based on non-GAAP measures including adjustments to the reported GAAP financial statements as determined at the end of the year and approved by the Board of Directors.  The Board of Directors will certify performance attainment and approve payout prior to payout date.  The Board of Directors may consider the impact of any one time or unusual items in determining the percentage achievement of any performance target.

Nothing in the 2006 Qwest Management Bonus Plan is intended to modify the “At-Will” nature of Qwest employees’ employment.  All Qwest management employees are employed “At-Will.”  This means either the employee or the company may terminate the employee’s employment with or without cause at any time, and without advance notice, procedure or formality.